SANTA FE GOLD CORPORATION
6100 UPTOWN BLVD NE, SUITE 600
ALBUQUERQUE, NM 87110

January 20, 2014

VIA ELECTRONIC MAIL

Tyhee Gold Corp.
Suite 401 - 675 West Hastings Street
Vancouver, British Columbia V6B 1N2 Canada
Attention: Brian K. Briggs

International Goldfields Ltd.
20 Oxford Close
Leederville, WA, 6007
Attention: Travis Schwertfeger

Re:	AGREEMENT AND PLAN OF MERGER BY AND AMONG TYHEE GOLD CORP., TYHEE MERGER SUB, INC. AND SANTA FE GOLD CORPORATION, DATED AS OF EVEN DATE HEREOF (THE “MERGER AGREEMENT”)

Dear Sirs:

Reference is made to the Merger Agreement and the following instruments and agreements:

(a)

that certain Secured Convertible Note, dated October 24, 2012, issued by Santa Fe and payable to International Goldfields Limited (“IGS”) in the original principal amount of A$2,000,00.00 (the “OCTOBER 24, 2012 NOTE”);

(b) that certain Secured Convertible Note, dated October 31, 2012, issued by Santa Fe and payable to IGS in the original principal amount of A$2,000,00.00 (the “OCTOBER 31, 2012 NOTE”);

(c)

that certain Secured Convertible Note, dated June 28, 2013, issued by Santa Fe and payable to IGS in the stated principal amount of A$2,000,00.00, of which IGS advanced A$1,250,000 to Santa Fe (the “JUNE 28, 2013 NOTE”);

(d)

that certain Security Agreement, dated October 8, 2012, between Santa Fe and IGS (the “SECURITY AGREEMENT”), pursuant to which Santa Fe granted IGS a security interest over the collateral identified and described therein and securing Santa Fe’s obligations under the above-referenced notes; and

(e) that certain letter agreement, dated June 28, 2013 between IGS and Santa Fe (the “IGS LETTER AGREEMENT”).

In connection with the transactions contemplated by the Merger Agreement, Santa Fe, IGS and Tyhee hereby agree, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, to amend the terms and conditions of the above-referenced instruments and agreements as set out below.

ARTICLE I.
THE JUNE 28 NOTE

1.1	Automatic Conversion.

(a)

Upon the terms and subject to the conditions hereof and in accordance with the DGCL (as defined in the Merger Agreement), upon execution of the Merger Agreement, the entire outstanding principal amount of the June 28, 2013 Note, including all accrued interest and any other amounts due or payable by Santa Fe thereunder, shall automatically be converted into 9,259,259 shares of Santa Fe common stock, $0.002 par value per share (the “CONVERSION SHARES”).

(b)

Upon the conversion of the June 28, 2013 Note, IGS shall surrender the originally executed June 28, 2013 Note, duly endorsed, at the principal office of Santa Fe. Upon receipt of the original June 28, 2013 Note and at its expense, Santa Fe shall, as soon as practicable thereafter, issue and deliver to IGS at its principal office a certificate or certificates for the Conversion Shares (bearing such legends as noted and Section 1.5 below and as are required by applicable state and federal securities laws in the opinion of counsel to Santa Fe). Upon conversion of the June 28, 2013 Note, Santa Fe shall be forever released from all its obligations and liabilities under the June 28, 2013 Note and the IGS Letter Agreement.

1.2	Cancellation of IGS Letter Agreement.

IGS agrees that upon issuance of the Conversion Shares, the IGS Letter Agreement shall terminate and shall become null and void with no further force or effect.

1.3	Cancellation of Tyhee Transaction Warrants relating to the Conversion Shares.

IGS agrees that immediately after the Effective Time (as defined in the Merger Agreement), all Tyhee Transaction Warrants to be issued in the Merger (as defined in the Merger Agreement) to the holder(s) of the Conversion Shares will automatically be cancelled and the holder(s) of the Conversion Shares will not be entitled to receive any Tyhee Transaction Warrants in connection with the Merger.

1.4	IGS Representations and Warranties relating to the Issuance of the Conversion Shares.

By executing this Letter Agreement and in connection with Santa Fe issuing the Conversion Shares, IGS represents, warrants and acknowledges to Santa Fe and Tyhee that:

(a)

IGS acknowledges that Santa Fe is making the offering and sale of the Conversion Shares in reliance upon an exemption from registration under Regulation S (“REGULATION S”) of the Securities Act of 1933, as amended (the “1933 ACT”). In this regard, the undersigned represents, warrants, certifies and agrees:

(i) IGS is a non-United States person;

(ii)

(a) that any resale will either be in accordance with Regulation S, after registration, or under a registration exemption; and (b) IGS will not engage in hedging transactions for the Conversion Shares, except in compliance with the Securities Act; and

(iii) Santa Fe will be required to refuse to register any transfer of the Securities that is not made either in accordance with Regulation S, after registration, or under a registration exemption.

(b)

IGS understands that the Conversion Shares have not been registered under the 1933 Act or any state securities laws and any future sale of the Conversion Shares is regulated by the 1933 Act and applicable state securities laws;

(c)

IGS will not sell or otherwise transfer or dispose of any of the Conversion Shares (i) except in strict compliance with the provisions of this Letter Agreement and the restrictions on transfer described herein and (ii) unless such securities are either registered under the 1933 Act, and any applicable state securities laws, or the sale is exempt from such registration requirements and the undersigned delivers to Santa Fe a legal opinion acceptable to Santa Fe in scope and substance to such effect;

(d)	The investment in the Conversion Shares has been privately proposed to IGS without the use of general solicitation or advertising;

(e)

No federal or state agency, including the Securities and Exchange Commission or the securities regulatory agency of any state, has approved or disapproved the Conversion Shares, passed upon or endorsed the merits of such investments, or made any finding or determination as to the fairness of the Conversion Shares for private investment;

(f)

The investment is being made in reliance on specific exemption of Regulation S from the registration requirements of federal and state securities laws, and Santa Fe is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings set forth herein in order to establish such exemptions;

(g)

Based on personal knowledge and experience in financial and business matters in general, IGS understands the nature of this investment, is fully aware of and familiar with the proposed business operations of Santa Fe and Tyhee, is able to evaluate the merits and risks of an investment in the Conversion Shares and is capable of protecting IGS’ interests in such investment;

(h)

IGS has been given the opportunity to ask questions about Santa Fe and Tyhee, has reviewed information detailed in the Santa Fe Disclosure Letter (as defined in the Merger Agreement) and the IGS Disclosure Letter (as defined in the Merger Agreement).

(i)

IGS, in determining to convert the June 28 2013 Note, has relied solely upon (i) the advice of its legal counsel and accountants or other financial advisers with respect to the tax, economic and other consequences involved in such purchase and (ii) IGS’ own, independent evaluation of the business, operations and prospects of Santa Fe and Tyhee and the merits and risks of the purchase the Conversion Shares;

(j)	IGS has been advised and understands that this investment is, by its nature, very speculative;

(k)

IGS is able to bear the economic risks of this investment, including, without limiting the generality of the foregoing, the risk of losing all or any part of the investment in the Conversion Shares and probable inability to sell or transfer the investment for an indefinite period of time; and

(l)

IGS will not sell or otherwise transfer or dispose of any of the Conversion Shares (i) except in strict compliance with the provisions of this Agreement and the restrictions on transfer described herein and (ii) unless such the Conversion Shares are either registered under the 1933 Act, and any applicable state securities laws, or the sale is exempt from such registration requirements and the undersigned delivers to Santa Fe a legal opinion acceptable to Santa Fe in scope and substance to such effect.

1.5	Legends on the Conversion Share Certificates.

IGS agrees to the placement of an appropriate legend reflecting the restrictive nature of the Conversion Shares on the certificates representing such shares. The certificates representing the Conversion Shares will contain a legend stating (a) that the transfer of the security is prohibited, unless the transaction (1) complies with Regulation S, (2) is after registration, or (3) is under a registration exemption; (b) that hedging those securities is prohibited, unless done in compliance with the Securities Act; and (c) , the holder of the stock shall not be entitled to receive any Tyhee Transaction Warrants (as defined in the Merger Agreement) to be issued in connection with the Merger.

The shares issued in conjunction with this Subscription Agreement shall carry registration rights and be included for registration with the Securities and Exchange Commission on the Company’s next registration statement filed.

1.6	Indemnification.

IGS acknowledges and understands the meaning and legal consequences of the representations and warranties contained herein and agrees to indemnify and hold harmless Santa Fe and IGS, their directors, officers, agents, employees and attorneys from and against any and all claims, loss, damage liability, cost or expense including attorneys’ fees and court costs due to or arising out of or connected directly or indirectly to any breach of any such representation or warranty made by IGS.

ARTICLE 2
THE OCTOBER 24, 2012 NOTE & THE OCTOBER 31, 2012 NOTE

2.1	Amendment of October 2012 Notes

At the Effective Time (as defined in the Merger Agreement), the October 24, 2012 Note and the October 31, 2012 Note (collectively, the “OCTOBER 2012 NOTES”) will be deemed supplemented and amended accordingly without further action on the part of the parties:

	(a)	As of the date Effective Time, all interest on the October 2012 Notes accrued prior to Closing will be extinguished and, for greater clarity, the only amount owing under the October Notes, including both principal and interest, will be A$4,000,000;

	(b)	As of the date Effective Time, the Security Agreement will terminate and be of no further force or effect;

(c)

Payment of the remaining A$4,000,000 (the “REMAINING NOTE BALANCE”) outstanding under the October 2012 Notes will be deferred until all amounts due to Waterton Global Value, L.P. (“WATERTON”) pursuant to the credit agreement dated December 23, 2011 (the “WATERTON CREDIT AGREEMENT”), as amended pursuant to the Waterton Restructuring (as defined in the Merger Agreement), have been fully paid;

	(d)	Interest will accrue at 8% per annum and will be capitalized annually on the Remaining Note Balance commencing as of the Effective Time;

(e)

Once Santa Fe commences payment of the Remaining Note Balance, such amount will be paid starting on the last day of the month following the month in which the last payment to Waterton pursuant to the Waterton Credit Agreement, as amended, was paid, and will continue on a monthly basis for 24 months in the principal amount of A$166,666.67 plus accrued interest per month on a 24 month pro rata basis taking into account clause 2.1 (d). The Remaining Note Balance, interest owed and payment schedule shall be adjusted according to any conversions under clause 2.1 (g).

	(f)	Upon receipt of the final payment owed pursuant to the October 2012 Notes, the October 2012 Notes shall be cancelled accordingly.

(g)

At any time commencing April 1, 2016, IGS may convert into Tyhee stock the outstanding Remaining Note Balance in parcels not more than A$500,000 per calendar quarter at a conversion price equal to the Market Price (as defined by the policies of the TSX Venture Exchange) on the relevant Conversion Date, provided that the Market Price is equal or greater than CN$0.30 per share. Converted stock will be subject to a four- month hold, during which time it may not be sold. Converted stock will be restricted in that not more than A$500,000 per quarter can be sold and Tyhee can impose necessary locks on the stock to ensure compliance with the quarterly restriction on selling the converted stock. No converted stock may be sold until all amounts due Waterton have been fully paid. IGS shall provide 15 days’ written notice to Tyhee of its intent to sell stock, during which time Tyhee, at its option, may attempt to place the stock at a price agreeable to IGS.

2.2	Termination of the Security Agreement and Negative Covenant.

At the Effective Time, the Security Agreement will terminate and will be of no further force or effect. However, Santa Fe and Tyhee hereby covenant and agree that they will at all times ensure that no additional indebtedness against Santa Fe’s Summit Mine can be incurred so long as the October 2012 Notes remain outstanding.

     ARTICLE 3
FORBEARANCE AND WAIVER

IGS agrees with Tyhee and Santa Fe that it will not take any steps to enforce any of its rights or remedies against Santa Fe for any amounts due under any of the Secured Convertible Notes or pursuant to the Security Agreement while the Merger is being negotiated or until the Merger has been terminated pursuant to the terms of the Merger Agreement.

ARTICLE 4
GENERAL

4.1	Nothing in this Letter Agreement obligates Tyhee to complete the Merger.

4.2	This Letter Agreement may be executed and delivered in one or more counterparts and by facsimile, all of which when taken together will constitute one and the same instrument.

If the foregoing amendments are acceptable, please sign the enclosed copy of this Letter Agreement and return it to Tyhee and Santa Fe at your earliest convenience.

Yours very truly,

SANTA FE GOLD CORPORATION

By: /s/ W. Pierce Carson
Name: W. Pierce Carson
Title: CEO/President

 Confirmed this 23rd day of January, 2014

INTERNATIONAL GOLDFIELDS LIMITED

By: /s/ David Raymond Tasker
Name: David Raymond Tasker
Title: Director

TYHEE GOLD CORP.

By: /s/ Brian K. Briggs
Name: Brian K. Briggs
Title: CEO/President